Filed pursuant to Rule 424(b)(3)

File No. 333-264475

KKR REAL ESTATE SELECT TRUST INC.

SUPPLEMENT NO. 1 DATED DECEMBER 12, 2023

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

EACH DATED APRIL 28, 2023

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) of KKR Real Estate Select Trust Inc. dated April 28, 2023. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus or SAI. References herein to the “Fund,” “KREST,” “we,” “us,” or “our” refer to KKR Real Estate Select Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to update the Prospectus and SAI, including updating information with respect to our operations.

Updates to the Prospectus

PROSPECTUS SUMMARY

The following disclosure supersedes and replaces the second to last paragraph of the section of the Prospectus titled “Prospectus Summary—Investment Strategies”:

The Fund has received an exemptive relief order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) that permits it to, among other things, co-invest with certain other persons, including certain affiliates of the Adviser and certain public or private funds managed by the Adviser and its affiliates, in privately negotiated transactions subject to certain terms and conditions.

The following disclosure supersedes and replaces the section of the Prospectus titled “Prospectus Summary—Summary of Risks—Allocation of Investment Opportunities”:

Allocation of Investment Opportunities Risk. Certain other existing or future funds, investment vehicles and accounts managed by KKR and its affiliates and KKR proprietary entities invest in securities, properties and other assets in which the Fund seeks to invest. The Adviser’s allocation policy is designed to fairly and equitably distribute investment opportunities over time and in accordance with the Order, if required, among funds or pools of capital managed by the Adviser and its affiliates. Allocation of identified investment opportunities among the Fund, KKR and other KKR investment vehicles presents inherent conflicts of interest where demand exceeds available supply. The Adviser expects there could be overlap of investment opportunities for the Fund and other KKR investment vehicles and KKR proprietary accounts, and the Fund’s share of investment opportunities may be materially affected by competition from other KKR investment vehicles and KKR proprietary entities. Investors should note that the conflicts inherent in making such allocation decisions will not always be resolved in favor of the Fund. See “Investment Objectives and Strategies—Allocation of Investment Opportunities” and “Conflicts of Interest.”

INVESTMENT OBJECTIVES AND STRATEGIES

The following disclosure supersedes and replaces the last paragraph of the section of the Prospectus titled “Investment Objectives and Strategies—Investment Strategies”:

The Fund has received an exemptive relief order (the “Order”) from the SEC that permits it to, among other things, co-invest with certain other persons, including certain affiliates of the Adviser and certain public or private funds managed by the Adviser and its affiliates, in privately negotiated transactions subject to certain terms and conditions.

The following disclosure supersedes and replaces the first two paragraphs of the section of the Prospectus titled “Investment Objectives and Strategies—Allocation of Investment Opportunities”:

The Adviser’s allocation policy is designed to fairly and equitably distribute investment opportunities over time and in accordance with the Order, if required, among funds or pools of capital managed by the Adviser, which may include proprietary accounts, including investment or co-investment vehicles established for personnel of KKR or its affiliates. The Adviser’s allocation policy provides that once an investment has been approved it will be allocated to the funds or other pools of capital that have investment strategies suitable for such investment opportunity. If an investment opportunity is suitable for more than one fund or pool of capital, each suitable fund or pool of capital will receive a share of the investment based on its desired hold amount. Determinations as to desired hold amounts are based on such factors as: investment objectives and focus, target investment sizes, available capital, the timing of capital inflows and outflows and anticipated capital commitments and subscriptions, liquidity profile, applicable concentration limits and other investment restrictions, mandatory minimum investment rights and other contractual obligations applicable to participating funds and pools of capital, portfolio diversification, tax efficiencies and potential adverse tax consequences, regulatory restrictions applicable to participating funds and pools of capital, policies and restrictions (including internal policies and procedures) applicable to the participating funds and pools of capital, the avoidance of odd-lots or cases where a pro rata or other defined allocation methodology would result in a de minimis allocation to any participating funds and pools of capital, the potential dilutive effect of a new position, the overall risk profile, targeted leverage levels and targeted return of a portfolio, and the potential return available from a debt investment as compared to an equity investment. The outcome of this determination will result in the allocation of all, some or none of an investment opportunity to the Fund, subject to any applicable requirements of the Order. In addition, subject to applicable law, affiliates of the Adviser will, from time to time, invest in one of the Fund’s portfolio investments and hold a different class of securities than the Fund. To the extent that an affiliate of the Adviser holds a different class of securities than the Fund, its interests might not be aligned with the Fund’s. Notwithstanding the foregoing, the Adviser will act in the best interest of the Fund in accordance with its fiduciary duty to the Fund.

Additionally, certain investment opportunities that may be appropriate for us may be allocated to other existing or future funds, investment vehicles and accounts managed by KKR and its affiliates, subject to any applicable requirements of the Order. Currently, KKR manages funds that invest in “core+” real estate in the United States, Europe and Asia (which are generally substantially stabilized assets generating relatively stable cash flow), with a focus on multifamily housing, build-to-rent properties, industrial properties, offices in innovation markets, senior housing and student housing (together with future accounts with similar investment strategies, the “Private Core+ Accounts”). KKR expects that there could be overlap of investment opportunities for the Fund and the Private Core+ Accounts. To the extent a potential investment satisfies the investment objectives, targets and restrictions of us and the Private Core+ Accounts on the same terms, including at the lower leverage targeted by the Private Core+ Accounts, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, subject to any applicable requirements of the Investment Company Act and the Order. Such policies and procedures generally provide that negotiated investment opportunities in the United States that are deemed suitable for KREST and the Private Core+ Accounts will be shared in accordance with the allocation factors described above and in compliance with the conditions of the Order, while negotiated opportunities in Europe and Asia that are deemed suitable for KREST and the Private Core+ Accounts will be allocated between KREST and the Private Core+ Accounts on a rotational basis, while not precluding occasional participation by KREST alongside Private Core+ Accounts in opportunities in Europe or Asia, as applicable, subject and pursuant to the conditions of the Order. KKR also manages KKR Real Estate Finance Trust Inc. and other investment vehicles and accounts, which invest in loans collateralized by commercial real estate (the “RE Credit Accounts”). KKR believes it is likely that there will be a limited overlap of investment opportunities for the Fund and the RE Credit Accounts because the Fund’s focus on private mezzanine and preferred equity debt interests as compared to the RE Credit Accounts’ investment focus on transitional whole loans. To the extent an investment satisfies the investment objectives of the Fund and the RE Credit Accounts on the same terms, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, subject to any applicable requirements of the Investment Company Act and the Order. KKR also manages KKR Opportunistic Real Estate Credit, KKR Real Estate Stabilized Credit Partners L.P. and other vehicles and accounts, which invest in the risk retention securities of commercial mortgage securitizations along with other CMBS securities senior to risk retention tranches in commercial mortgage securitizations secured by institutional quality real estate assets (the “Risk Retention Accounts”). KKR expects there could be overlap of investment opportunities for the Fund and the Risk Retention Accounts for a limited subset of available investments opportunities. To the extent an investment satisfies the investment objectives of the Fund and the Risk Retention Accounts on the same terms, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, which in some cases may grant a preferential allocation to the Risk Retention Accounts, subject to any applicable requirements of the Investment Company Act, the Order, and SEC staff interpretive guidance.

RISKS

The following disclosure supersedes and replaces the section of the Prospectus titled “Risks—Allocation of Investment Opportunities Risk”:

Allocation of Investment Opportunities Risk

Certain other existing or future funds, investment vehicles and accounts managed by KKR and its affiliates and KKR proprietary entities invest in securities, properties and other assets in which the Fund seeks to invest. The Adviser’s allocation policy is designed to fairly and equitably distribute investment opportunities over time and in accordance with the Order, if required, among funds or pools of capital managed by the Adviser and its affiliates. Allocation of identified investment opportunities among the Fund, KKR and other KKR investment vehicles presents inherent conflicts of interest where demand exceeds available supply. The Adviser expects there could be overlap of investment opportunities for the Fund and other KKR investment vehicles and KKR proprietary accounts, and the Fund’s share of investment opportunities may be materially affected by competition from other KKR investment vehicles and KKR proprietary entities. Investors should note that the conflicts inherent in making such allocation decisions will not always be resolved in favor of the Fund. See “Investment Objectives and Strategies – Allocation of Investment Opportunities” and “Conflicts of Interest.”

CONFLICTS OF INTEREST

The following disclosure supersedes and replaces the second and third bulleted paragraphs of the section of the Prospectus titled “Conflicts of Interest”:

•

The Adviser will, on behalf of the Fund, at times compete with certain of its affiliates, including other entities it manages, for investments for the Fund, subjecting the Adviser to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending acquisitions on the Fund’s behalf. The Adviser will receive advisory and other fees from the other entities it manages, and due to fee- offset provisions contained in the management agreements for such entities, the fees, at times, will not be proportionate to such entities’ investment accounts for any given transaction and the Adviser will have an incentive to favor entities from which it receives higher fees.

•

The Adviser’s allocation policy is designed to fairly and equitably distribute investment opportunities over time and in accordance with the Order, if required, among funds or pools of capital managed by the Adviser, which may include proprietary accounts, including investment or co-investment vehicles established for personnel of KKR or its affiliates. The Adviser’s allocation policy provides that once an investment has been approved it will be allocated to the funds or other pools of capital that have investment strategies suitable for such investment opportunity. If an investment opportunity is suitable for more than one fund or pool of capital, each suitable fund or pool of capital will receive a share of the investment based on its desired hold amount. Determinations as to desired hold amounts are based on such factors as: investment objectives and focus, target investment sizes, available capital, the timing of capital inflows and outflows and anticipated capital commitments and subscriptions, liquidity profile, applicable concentration limits and other investment restrictions, mandatory minimum investment rights and other contractual obligations applicable to participating funds and pools of capital, portfolio diversification, tax efficiencies and potential adverse tax consequences, regulatory restrictions applicable to participating funds and pools of capital, policies and restrictions (including internal policies and procedures) applicable to the participating funds and pools of capital, the avoidance of odd-lots or cases where a pro rata or other defined allocation methodology would result in a de minimis allocation to any participating funds and pools of capital, the potential dilutive effect of a new position, the overall risk profile, targeted leverage levels and targeted return of a portfolio, and the potential return available from a debt investment as compared to an equity investment. The outcome of this determination will result in the allocation of all, some or none of an investment opportunity to the Fund, subject to any applicable requirements of the Order. In addition, subject to applicable law, affiliates of the Adviser will, from time to time, invest in one of the Fund’s portfolio investments and hold a different class of securities than the Fund. To the extent that an affiliate of the Adviser holds a different class of securities than the Fund, its interests might not be aligned with the Fund’s. Notwithstanding the foregoing, the Adviser will act in the best interest of the Fund in accordance with its fiduciary duty to the Fund. Additionally, certain investment opportunities that may be appropriate for us may be allocated to other existing or future funds, investment vehicles and accounts managed by KKR and its affiliates, subject to any applicable requirements of the Order. Currently, KKR manages funds that invest in “core+” real estate in the United States, Europe and Asia (which are generally substantially stabilized assets generating relatively stable cash flow), with a focus on multifamily housing, build-to-rent properties, industrial properties, offices in innovation markets, senior housing and student housing (together with future ac-counts with similar investment strategies, the “Private Core+ Accounts”). KKR expects that there could be overlap of investment opportunities for the Fund and the Private Core+ Accounts. To the extent a potential investment satisfies the investment objectives, targets and restrictions of us and the Private Core+ Ac-counts on the same terms, including at the lower leverage targeted by the Private Core+ Accounts, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, subject to any applicable requirements of the Investment Company Act and the Order. Such policies and procedures generally provide that negotiated investment opportunities in the United States that are deemed suitable for KREST and the Private Core+ Accounts will be shared in accordance with the al-location factors described above and in compliance with the conditions of the Order, while negotiated opportunities in Europe and Asia that are deemed suitable for KREST and the Private Core+ Accounts will be allocated between KREST and the Private Core+ Accounts on a rotational basis, while not precluding occasional participation by KREST alongside Private Core+ Accounts in opportunities in Europe or Asia, as applicable, subject and pursuant to the conditions of the Order. KKR also manages KKR Real Estate Finance Trust Inc. and other investment vehicles and accounts, which invest in loans collateralized by commercial real estate (the “RE Credit Accounts”). KKR believes it is likely that there will be a limited overlap of investment opportunities for the Fund and the RE Credit Accounts because the Fund’s focus on private mezzanine and preferred equity debt interests as compared to the RE Credit Accounts’ investment focus on transitional whole loans. To the extent an investment satisfies the investment objectives of the Fund and the RE Credit Accounts on the same terms, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, subject to any applicable requirements of the Investment Company Act and the Order. KKR also manages KKR Opportunistic Real Estate Credit, KKR Real Estate Stabilized Credit Partners L.P. and other vehicles and accounts, which invest in the risk retention securities of commercial mortgage securitizations along with other CMBS securities senior to risk retention tranches in commercial mortgage securitizations secured by institutional quality real estate assets (the “Risk Retention Accounts”). KKR expects there could be overlap of investment opportunities for the Fund and the Risk Retention Accounts for a limited subset of available investments opportunities. To the extent an investment satisfies the investment objectives of the Fund and the Risk Retention Ac-counts on the same terms, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, which in some cases may grant a preferential allocation to the Risk Retention Accounts, subject to any applicable requirements of the Investment Company Act, the Order, and SEC staff interpretive guidance.

The following disclosure supersedes and replaces the twelfth bulleted paragraph of the section of the Prospectus titled “Conflicts of Interest”:

•

From time to time, to the extent consistent with the Investment Company Act and the rules and regulations promulgated thereunder, and in accordance with the Order, if required, the Fund and other clients for which the Adviser or its affiliates provides investment management services or carries on investment activities (including, among others, clients that are employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and related regulations) will make investments at different levels of an investment entity’s capital structure or otherwise in different classes of an issuer’s securities. These investments inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities held by the Fund and such other clients, including in the case of financial distress of the investment entity.

The following disclosure supersedes and replaces the sixteenth bulleted paragraph of the section of the Prospectus titled “Conflicts of Interest”:

•

As a registered investment company, the Fund will be limited in its ability to invest in any investment in which the Adviser or its affiliates’ other clients have an investment. The Fund will also be limited in its ability to co-invest with the Adviser or one or more of its affiliates. Some of these co-investments may only be made pursuant to the Order.

Updates to the Statement of Additional Information

INVESTMENT POLICIES AND TECHNIQUES

The following supersedes and replaces the second paragraph of the section of the Statement of Additional Information titled “Investment Policies and Techniques—Investments in Real Estate—Potential Investment Structures”:

The Fund has received an exemptive relief order (the “Order”) from the SEC that permits it to, among other things, co- invest with certain other persons, including certain affiliates of the Adviser and certain public or private funds managed by the Adviser and its affiliates, in privately negotiated transactions subject to certain terms and conditions. The Order imposes extensive conditions on the terms of any negotiated co-investment made by the Fund alongside an affiliate of the Fund.

MANAGEMENT OF THE FUND

The following supersedes and replaces the second, third and fourth bulleted paragraphs in the section of the Statement of Additional Information titled “Management of the Fund—Conflicts of Interest”:

•

The Adviser will, on behalf of the Fund, at times compete with certain of its affiliates, including other entities it manages, for investments for the Fund, subjecting the Adviser to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending acquisitions on the Fund’s behalf. The Adviser will receive advisory and other fees from the other entities it manages, and due to fee- offset provisions contained in the management agreements for such entities, the fees, at times, will not be proportionate to such entities’ investment accounts for any given transaction and the Adviser will have an incentive to favor entities from which it receives higher fees.

•

The Adviser’s allocation policy is designed to fairly and equitably distribute investment opportunities over time and in accordance with the Order, if required, among funds or pools of capital managed by the Adviser, which may include proprietary accounts, including investment or co-investment vehicles established for personnel of KKR or its affiliates. The Adviser’s allocation policy provides that once an investment has been approved it will be allocated to the funds or other pools of capital that have investment strategies suitable for such investment opportunity. If an investment opportunity is suitable for more than one fund or pool of capital, each suitable fund or pool of capital will receive a share of the investment based on its desired hold amount. Determinations as to desired hold amounts are based on such factors as: investment objectives and focus, target investment sizes, available capital, the timing of capital inflows and outflows and anticipated capital commitments and subscriptions, liquidity profile, applicable concentration limits and other investment restrictions, mandatory minimum investment rights and other contractual obligations applicable to participating funds and pools of capital, portfolio diversification, tax efficiencies and potential adverse tax consequences, regulatory restrictions applicable to participating funds and pools of capital, policies and restrictions (including internal policies and procedures) applicable to the participating funds and pools of capital, the avoidance of odd-lots or cases where a pro rata or other defined allocation methodology would result in a de minimis allocation to any participating funds and pools of capital, the potential dilutive effect of a new position, the overall risk profile, targeted leverage levels and targeted return of a portfolio, and the potential return available from a debt investment as compared to an equity investment. The outcome of this determination will result in the allocation of all, some or none of an investment opportunity to the Fund, subject to any applicable requirements of the Order. In addition, subject to applicable law, affiliates of the Adviser will, from time to time, invest in one of the Fund’s portfolio investments and hold a different class of securities than the Fund. To the extent that an affiliate of the Adviser holds a different class of securities than the Fund, its interests might not be aligned with the Fund’s. Notwithstanding the foregoing, the Adviser will act in the best interest of the Fund in accordance with its fiduciary duty to the Fund.

•

Additionally, certain investment opportunities that may be appropriate for us may be allocated to other existing or future funds, investment vehicles and accounts managed by KKR and its affiliates, subject to any applicable requirements of the Order. Currently, KKR manages funds that invest in “core+” real estate in the United States, Europe and Asia (which are generally substantially stabilized assets generating relatively stable cash flow), with a focus on multifamily housing, build-to-rent properties, industrial properties, offices in innovation markets, senior housing and student housing (together with future accounts with similar investment strategies, the “Private Core+ Accounts”). KKR expects that there could be overlap of investment opportunities for the Fund and the Private Core+ Accounts. To the extent a potential investment satisfies the investment objectives, targets and restrictions of us and the Private Core+ Accounts on the same terms, including at the lower leverage targeted by the Private Core+ Accounts, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, subject to any applicable requirements of the Investment Company Act and the Order. Such policies and procedures generally provide that negotiated investment opportunities in the United States that are deemed suitable for KREST and the Private Core+ Accounts will be shared in accordance with the allocation factors described above and in compliance with the conditions of the Order, while negotiated opportunities in Europe and Asia that are deemed suitable for KREST and the Private Core+ Accounts will be allocated between KREST and the Private Core+ Accounts on a rotational basis, while not precluding occasional participation by KREST alongside Private Core+ Accounts in opportunities in Europe or Asia, as applicable, subject and pursuant to the conditions of the Order. KKR also manages KKR Real Estate Finance Trust Inc. and other investment vehicles and accounts, which invest in loans collateralized by commercial real estate (the “RE Credit Accounts”). KKR believes it is likely that there will be a limited overlap of investment opportunities for the Fund and the RE Credit Accounts because the Fund’s focus on private mezzanine and preferred equity debt interests as compared to the RE Credit Accounts’ investment focus on transitional whole loans. To the extent an investment satisfies the investment objectives of the Fund and the RE Credit Accounts on the same terms, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, subject to any applicable requirements of the Investment Company Act and the Order. KKR also manages KKR Opportunistic Real Estate Credit, KKR Real Estate Stabilized Credit Partners L.P. and other vehicles and accounts, which invest in the risk retention securities of commercial mortgage securitizations along with other CMBS securities senior to risk retention tranches in commercial mortgage securitizations secured by institutional quality real estate assets (the “Risk Retention Accounts”). KKR expects there could be overlap of investment opportunities for the Fund and the Risk Retention Accounts for a limited subset of available investments opportunities. To the extent an investment satisfies the investment objectives of the Fund and the Risk Retention Accounts on the same terms, such investment will be allocated in accordance with KKR’s prevailing policies and procedures described above, which in some cases may grant a preferential allocation to the Risk Retention Accounts, subject to any applicable requirements of the Investment Company Act, the Order, and SEC staff interpretive guidance.

The following supersedes and replaces the thirteenth bulleted paragraph in the section of the Statement of Additional Information titled “Management of the Fund—Conflicts of Interest”:

•

From time to time, to the extent consistent with the Investment Company Act and the rules and regulations promulgated thereunder, and in accordance with the Order, if required, the Fund and other clients for which the Adviser or its affiliates provides investment management services or carries on investment activities (including, among others, clients that are employee benefit plans subject to ERISA and related regulations) will make investments at different levels of an investment entity’s capital structure or otherwise in different classes of an issuer’s securities. These investments inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities held by the Fund and such other clients, including in the case of financial distress of the investment entity.

The following supersedes and replaces the seventeenth bulleted paragraph in the section of the Statement of Additional Information titled “Management of the Fund—Conflicts of Interest”:

•

As a registered investment company, the Fund will be limited in its ability to invest in any investment in which the Adviser or its affiliates’ other clients have an investment. The Fund will also be limited in its ability to co-invest with the Adviser or one or more of its affiliates. Some of these co-investments may only be made pursuant to the Order.

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